Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 12, 2026, with respect to the consolidated financial statements of CuriosityStream Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of CuriosityStream Inc. on Forms S-3 (File No. 333-249556, File No. 333-250822 and File No. 333-264152), and Forms S-8 (File No. 333-249556 and File No. 333-288605).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 12, 2026